Exhibit 99.1

Progenics Pharmaceuticals Files Shelf Registration Statement

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--May 26, 2004--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission ("SEC"), which will permit the company, from time to time, to offer and sell up to an aggregate of $60 million of its common stock.
    A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
    At the time any of the shares covered by the registration statement are offered for sale, a prospectus supplement will be prepared and filed containing specific information about the terms of any such offering. When available, such prospectus supplement, together with the related prospectus, may be obtained from the Company at 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention:
Richard W. Krawiec.

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The company's principal programs are directed toward symptom management and supportive care, HIV infection and cancer.

    Editor's Note:

    Additional information on Progenics available at http://www.progenics.com.

    Progenics Pharmaceuticals issued two press releases today. The other release is entitled: Progenics Pharmaceuticals Announces
Re-election of Board of Directors.

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com